American Skandia Trust
For the period ended 12/31/04
File number 811-5186

                                  SUB-ITEM 77D
                  POLICIES WITH RESPECT TO SECURITY INVESTMENT
                  --------------------------------------------

                             AMERICAN SKANDIA TRUST
                      AST GABELLI SMALL-CAP VALUE PORTFOLIO

      Prospectus and Statement of Additional Information dated May 1, 2004

                       Supplement dated September 10, 2004

         EFFECTIVE ON OR ABOUT NOVEMBER 19, 2004 JP MORGAN INVESTMENT MANAGEMENT, INC. ("JP MORGAN"), LEE MUNDER INVESTMENTS, LTD. ("LEE MUNDER"), AND INTEGRITY ASSET MANAGEMENT ("INTEGRITY"), WILL REPLACE GAMCO INVESTORS, INC. AS SUBADVISER TO THE AST GABELLI SMALL-CAP VALUE PORTFOLIO. EFFECTIVE ON OR ABOUT NOVEMBER 19, 2004, THE NAME OF THE PORTFOLIO WILL BE CHANGED TO THE AST SMALL-CAP VALUE PORTFOLIO.

         This supplement sets forth the changes to the prospectus that will be effective with the change to JP Morgan, Lee Munder and Integrity on or about November 19, 2004.

         The following replaces the discussion in the section of the prospectus titled "Risk/Return Summary -- Principal Investment Strategies:"

          The AST SMALL-CAP VALUE PORTFOLIO (formerly, the AST Gabelli Small-Cap Value Portfolio) will invest, under normal circumstances, at least 80% of the value of its assets in small capitalization companies. The Portfolio generally defines small capitalization companies as companies with a capitalization of $2 billion or less, and applies at the time the Portfolio invests its assets. The assets of the Portfolio are independently managed by three Sub-advisors under a multi-manager structure. Pursuant to the multi-manager structure, the Investment Managers of the Portfolio determine and allocate a portion of the Portfolio's assets to each of the Sub-advisors. The allocations will be reviewed by the Investment Managers periodically, and the allocations may be altered or adjusted by the Investment Managers without prior notice. Such adjustments will be reflected in the annual update to this prospectus.

         Although each Sub-advisor will follow the Portfolio's policy of investing, under normal circumstances, at least 80% of the Portfolio's assets in small capitalization companies, each Sub-advisor expects to utilize different investment strategies to achieve the Portfolio's objective of long-term capital growth. The current asset allocations and principal investment strategies for each of the Sub-advisors is summarized below:

         JP Morgan is responsible for managing approximately 73% of the Portfolio's assets. The Sub-advisor follows a three step process. First, a rigorous quantitative model is used to evaluate the prospects of each company in the investable universe and rank each company's relative attractiveness within its economic sector based on a number of factors including valuation and improving fundamentals. Next, the results of the quantitative model are reviewed and modified based on the fundamental stock and industry insights of the sector specific research and portfolio management teams. Finally, a disciplined, systematic portfolio construction process is employed to overweight the stocks that are the most attractive and underweight those stocks are the least attractive, based on the rankings from the first two steps, while trying to minimize uncompensated risks relative to the benchmark.

         Lee Munder is responsible for managing approximately 15% of the Portfolio's assets. The Sub-advisor seeks the stocks of companies whose current stock prices do not appear to adequately reflect their underlying value as measured by assets, earnings, cash flow or business franchises. The Sub-advisor's research team seeks to identify companies that appear to be undervalued by various measures, and may be temporarily out of favor, but have good prospects for capital appreciation. In selecting investments, the Sub-advisor generally looks to the following: (1) Low price/earnings, price/book value or total capitalization/cash flow ratios relative to the company's peers;
(2) Low stock price relative to a company's underlying asset values; (3) A sound balance sheet and other positive financial characteristics. The Sub-advisor then determines whether there is an emerging catalyst that will focus investor attention on the underlying assets of the company, such as takeover efforts, a change in management, or a plan to improve the business through restructuring or other means.

         Integrity is responsible for managing approximately 12% of the Portfolio's assets. The Sub-advisor focuses on achieving capital appreciation by maintaining a diversified portfolio of small capitalization stocks that are currently undervalued, yet poised to outperform. To identify these stocks, the Sub-advisor follows a disciplined process seeking two key elements: prudent value and improving sentiment. Prudent value implies that a statistically "cheap" stock, trading below its estimate of intrinsic value, will deliver strong total return over time. The process also identifies catalysts that lead to improving investor sentiment. Risk exposure is continuously evaluated throughout the process to ensure consistent long-term performance versus the Russell 2000 Value index.

         The following replaces the discussion in the section of the prospectus titled "Investment Objectives and Policies:"

         AST SMALL-CAP VALUE PORTFOLIO

         INVESTMENT OBJECTIVE: The investment objective of the Portfolio is to provide long-term capital growth by investing primarily in small-capitalization stocks that appear to be undervalued.

         PRINCIPAL INVESTMENT POLICIES AND RISKS:

         The Portfolio has a non-fundamental policy to invest, under normal circumstances, at least 80% of the value of its assets in small capitalization companies. The 80% requirement applies at the time the Portfolio invests its assets. The Portfolio generally defines small capitalization companies as companies with a capitalization of $2 billion or less.

         The assets of the Portfolio are independently managed by three Sub-advisors under a multi-manager structure. Pursuant to the multi-manager structure, the Investment Managers of the Portfolio determine and allocate a portion of the Portfolio's assets to each of the Sub-advisors. The allocations will be reviewed by the Investment Managers periodically, and the allocations may be altered or adjusted by the Investment Managers without prior notice. Such adjustments will be reflected in the annual update to this prospectus.

         Although each Sub-advisor will follow the Portfolio's policy of investing, under normal circumstances, at least 80% of the Portfolio's assets in small capitalization companies, each Sub-advisor expects to utilize different investment strategies to achieve the Portfolio's objective of long-term capital growth. The current asset allocations and principal investment strategies for each of the Sub-advisors is summarized below:

         JP Morgan is responsible for managing approximately 73% of the Portfolio's assets. The Sub-advisor follows a three step process. First, a rigorous quantitative model is used to evaluate the prospects of each company in the investable universe and rank each company's relative attractiveness within its economic sector based on a number of factors including valuation and improving fundamentals. Next, the results of the quantitative model are reviewed and modified based on the fundamental stock and industry insights of the sector specific research and portfolio management teams. Finally, a disciplined, systematic portfolio construction process is employed to overweight the stocks that are the most attractive and underweight those stocks are the least attractive, based on the rankings from the first two steps, while trying to minimize uncompensated risks relative to the benchmark.

         Lee Munder is responsible for managing approximately 15% of the Portfolio's assets. The Sub-advisor seeks the stocks of companies whose current stock prices do not appear to adequately reflect their underlying value as measured by assets, earnings, cash flow or business franchises. The Sub-advisor's research team seeks to identify companies that appear to be undervalued by various measures, and may be temporarily out of favor, but have good prospects for capital appreciation. In selecting investments, the Sub-advisor generally looks to the following: (1) Low price/earnings, price/book value or total capitalization/cash flow ratios relative to the company's peers;
(2) Low stock price relative to a company's underlying asset values; (3) A sound balance sheet and other positive financial characteristics. The Sub-advisor then determines whether there is an emerging catalyst that will focus investor attention on the underlying assets of the company, such as takeover efforts, a change in management, or a plan to improve the business through restructuring or other means.

         Integrity is responsible for managing approximately 12% of the Portfolio's assets. The Sub-advisor focuses on achieving capital appreciation by maintaining a diversified portfolio of small capitalization stocks that are currently undervalued, yet poised to outperform. To identify these stocks, the Sub-advisor follows a disciplined process seeking two key elements: prudent value and improving sentiment. Prudent value implies that a statistically "cheap" stock, trading below its estimate of intrinsic value, will deliver strong total return over time. The process also identifies catalysts that lead to improving investor sentiment. Risk exposure is continuously evaluated throughout the process to ensure consistent long-term performance versus the Russell 2000 Value index.

         The Portfolio may sell securities for a variety of reasons, such as to secure gains, limit losses or re-deploy assets into more promising opportunities. The Portfolio will not sell a stock just because the company has grown to a market capitalization of more than $2 billion, and it may on occasion purchase companies with a market cap of more than $2 billion.

         As with all stock funds, the Portfolio's share price can fall because of weakness in the securities market as a whole, in particular industries or in specific holdings. Investing in small companies involves greater risk of loss than is customarily associated with more established companies. Stocks of small companies may be subject to more abrupt or erratic price movements than larger company stocks. Small companies often have limited product lines, markets, or financial resources, and their management may lack depth and experience. While a value approach to investing is generally considered to involve less risk than a growth approach, investing in value stocks carries the risks that the market will not recognize the stock's intrinsic value for a long time, or that a stock judged to be undervalued may actually be appropriately priced.

         OTHER INVESTMENTS:

         Although the Portfolio will invest primarily in U.S. common stocks, it may also purchase other types of securities, for example, preferred stocks, convertible securities, warrants and bonds when considered consistent with the Portfolio's investment objective and policies. The Portfolio may purchase preferred stock for capital appreciation where the issuer has omitted, or is in danger of omitting, payment of the dividend on the stock. Debt securities would be purchased in companies that meet the investment criteria for the Portfolio.

         The Portfolio may invest up to 20% of its total assets in foreign securities, including American Depositary Receipts and securities of companies in developing countries, and may enter into forward foreign currency exchange contracts (The Portfolio may invest in foreign cash items in excess of this 20% limit). The Portfolio may enter into stock index or currency futures contracts (or options thereon) for hedging purposes or to provide an efficient means of regulating the Portfolio's exposure to the equity markets. The Portfolio may also write (sell) call and put options and purchase put and call options on securities, financial indices, and currencies. The Portfolio may invest up to 10% of its total assets in hybrid instruments, which combine the characteristics of futures, options and securities. For additional information about these investments and their risks, see this Prospectus under "Certain Risk Factors and Investment Methods."

         TEMPORARY INVESTMENTS. Up to 100% of the assets of the Portfolio may be invested temporarily in cash or cash equivalents in response to extraordinary adverse political, economic or stock market events. Temporary investments may include U.S. or foreign government obligations, commercial paper, bank obligations, and repurchase agreements. While the Portfolio is in a defensive position, the opportunity to achieve its investment objective of capital growth will be limited.

         The following replaces the discussion in the section of the prospectus titled "Management of the Trust -- Sub-advisors:"

         JP MORGAN INVESTMENT MANAGEMENT, INC. ("JP Morgan"), LEE MUNDER INVESTMENTS, LTD. ("Lee Munder"), and INTEGRITY ASSET MANAGEMENT ("Integrity") serve as the Sub-advisors for the AST Small-Cap Value Portfolio.

         JP Morgan, 522 Fifth Avenue, New York, NY 10036, is an indirect wholly-owned subsidiary of JPMorgan Chase & Co., a publicly held bank holding company and global financial services firm. JP Morgan manages assets for governments, corporations, endowments, foundations, and individuals worldwide. As of June 30, 2004, JP Morgan and its affiliates managed approximately $570 billion in assets. Christopher T. Blum and Dennis S. Ruhl are the portfolio managers for the portion of the Portfolio managed by JP Morgan. Mr. Blum, a vice president, is a portfolio manager in the U.S. Small Cap Equity Group. He rejoined the firm in 2001 and is currently responsible for managing structured small-cap core and small-cap value accounts. Previously, Mr. Blum spent two years as a research analyst responsible for the valuation and acquisition of private equity assets at Pomona Capital. Prior to that, he spent over three years in the U.S. Structured Equity Group at J.P. Morgan where he focused on structured small-cap core and small-cap value accounts. Mr. Blum earned his B.B.A. in finance at the Bernard M. Baruch School for Business and is a holder of the CFA designation. Mr. Ruhl,a vice president, is a portfolio manager in the U.S. Small Cap Equity Group. An employee since 1999, his current responsibility includes managing structured small cap core and value accounts. Previously, he worked on quantitative equity research (focusing on trading) as well as business development. Mr. Ruhl holds dual bachelor's degrees in mathematics and computer science and a master's degree in computer science, all from MIT. Mr. Ruhl serves on the Board of Directors of Minds Matter, a nonprofit mentoring organization, as well as the MIT Club of New York, and is a CFA charterholder.

         Lee Munder, 700 Clarendon Street, Boston MA 02116, was founded in 2000 and is 77% owned by its employees with the remainder of the firm owned by Castanea Partners. As of July 31, 2004 Lee Munder managed approximately $2.7 billion in assets. R. Todd Vingers serves as the portfolio manager for the portion of the Portfolio managed by Lee Munder. Mr. Vingers joined Lee Munder in June 2002 as a small cap value portfolio manager. Mr. Vingers has over 14 years of investment experience and most recently served as vice president and senior portfolio manager for American Century Investments. Prior to joining American Century Investments, Mr. Vingers was a valuation analyst for the Hawthorne Company. Mr. Vingers earned a B.A. from the University of St. Thomas and an M.B.A. from the University of Chicago Graduate School of Business. Mr. Vingers is a member of the Institute of Chartered Financial Analysts and the Association for Investment Management and Research (AIMR).

         Integrity, 9900 Corporate Campus Drive, Suite 3000, Louisville, KY 40223, was founded in 2003, and is 100% owned by active, full-time employees. Integrity manages more than $100 million in U.S. value equity portfolios utilizing a team approach. Daniel G. Bandi, CFA, serves as the lead portfolio manager for the portion of the Portfolio managed by Integrity. Mr. Bandi is the chief investment officer for value equities at Integrity, and has served in this capacity with Integrity since 2003. Prior to joining Integrity, Mr. Bandi served as managing director of equity investment for National City Investment Management Company from 1998 to 2003. Mr. Bandi received his B.A. degree in economics from the University of Pittsburgh, and his M.B.A. in finance from Texas A&M University - Commerce.

         The section of the Statement of Additional Information titled "Investment Objectives and Policies" is hereby revised to reflect the new name of the Portfolio and the new Sub-advisors as set forth above.